Exhibit 10.33

November 26, 2013

Mr. Craig Spengeman

1954 Maple Drive

Colts Neck, NJ 07722

Dear Mr. Spengeman:

This letter is to supplement the Bank’s Offer Letter dated November 26, 2013. In that Offer Letter you represented that your acceptance of a position with OceanFirst Bank and the performance of your duties as EVP & Director – Trust/Asset Management will not violate the terms of any agreement between you and any prior employer, including Peapack-Gladstone Bank (“PGB”). We understand that you are subject to restrictive covenants preventing you from soliciting the customers and employees of PGB and certain confidentiality provisions, including Section 7 and Section 8(b) and (c) of the Employment Agreement dated as of January 1, 2008 between you and PGB (as in effect therein or incorporated into or modified by a subsequent Severance Agreement, collectively the “Severance Restrictions”). The Bank takes very seriously the protection of goodwill and legitimate business interests. Accordingly, you are advised to adhere to those provisions and the Bank directs you to avoid any conduct that violates any restrictive covenant to which you are subject, including the Severance Restrictions.

In the event that legal action is brought by PGB against you for soliciting customers or employees or using confidential information in the course of your employment with the Bank in violation of the Severance Restrictions, the Bank agrees to indemnify and hold you harmless from any losses, settlements, damages, costs and expenses that you incur in defending any such action, including reasonable attorneys fees; provided, however, if it is ultimately determined by a Court of competent jurisdiction that you did in fact solicit customers or employees or use confidential information in violation of the Severance Restrictions, the Bank shall have no obligation to so indemnify you, and you shall be obligated to repay to Bank any sums advanced by the Bank through the date of such determination. To be clear, no indemnification is provided hereunder for any claim of a violation of Section 8(a) of the Employment Agreement, or similar non-competition provisions set forth in (or incorporated by reference in) any Severance Agreement to which you are subject.

In defending against action for which you are indemnified hereunder, you may select counsel to provide a defense of any such claims by PGB, subject to the Bank’s approval, and the Bank will advance reasonable expenses incurred by you and your approved counsel, provided that you have signed a written undertaking agreeing to reimburse the Bank in the event it is ultimately determined by a Court of competent jurisdiction that you did in fact solicit customers or employees or use confidential information in violation of the Severance Restrictions and you are not subject to the indemnification provided for hereunder.

The settlement of any action for which you are indemnified hereunder shall require the prior written consent of the Bank, which consent shall not be unreasonably withheld, delayed or conditioned.

Sincerely,

/s/ Gary S. Hett
Gary S. Hett Senior Vice President & Director of Human Resources

Accepted and Agreed:

/s/ Craig C. Spengemen	12/2/13
Craig C. Spengemen	Date